UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Material
☐	Soliciting Material under §240.14a-12

Myovant Sciences Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT FOR
THE SPECIAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 1, 2023

February 1 6 , 2023

These additional disclosures (this “Supplement”) amend and supplement the definitive proxy statement dated January 23, 2023 (the “Definitive Proxy Statement,” which was filed subsequently to its preliminary proxy filed on December 8, 2022 (the “Preliminary Proxy Statement”) and Amendment No. 1 to the Preliminary Proxy Statement filed on January 6, 2023), initially mailed to shareholders on or about January 24, 2023, by Myovant Sciences Ltd., a Bermuda exempted company limited by shares (“Myovant” or the “Company”), for the special general meeting of shareholders of Myovant to be held on March 1, 2023, at 10:00 a.m., United Kingdom local time, at the offices of Vistra UK Limited, 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom (the “Special General Meeting”). The information contained in this Supplement is incorporated by reference into the Definitive Proxy Statement.

As previously disclosed, on October 23, 2022, Myovant, Sumitovant Biopharma Ltd., a Bermuda exempted company limited by shares (“Sumitovant”), Zeus Sciences Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of Sumitovant (“Merger Sub”), and, solely with respect to Article IX and Annex A of the Merger Agreement (as defined below), Sumitomo Pharma Co., Ltd., a company organized under the laws of Japan, entered into a definitive Agreement and Plan of Merger (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”). Pursuant to the Merger Agreement and the statutory merger agreement (the “Statutory Merger Agreement”) attached thereto and subject to the conditions set forth therein, Merger Sub will merge with and into Myovant (the “Merger”), with Myovant continuing as the surviving company following the Merger as a wholly owned subsidiary of Sumitovant. At the Special General Meeting, Myovant shareholders will be asked to (i) adopt and approve the Merger Agreement and the Statutory Merger Agreement and the transactions contemplated by the Merger Agreement and the Statutory Merger Agreement, including the Merger (the “Merger Proposal”), (ii) approve, on a non-binding, advisory basis, specified compensation that will or may become payable to Myovant’s named executive officers in connection with the Merger (the “Compensation Proposal”) and (iii) approve an adjournment of the Special General Meeting, if necessary or appropriate (as determined by Myovant after consultation in good faith with Sumitovant), to solicit additional proxies if there are insufficient votes at the time of the Special General Meeting to approve the Merger Proposal (the “Adjournment Proposal”).

The special committee (the “Special Committee”) of the Board of Directors of Myovant (the “Myovant Board”) and the Myovant Board, acting upon the unanimous recommendation of the Special Committee, each recommends that you vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the “Adjournment Proposal.” Please note that failing to vote will have the same effect as a vote AGAINST the Merger Proposal; therefore, your vote is very important, regardless of the number of shares you own.

If Myovant shareholders have any questions or need assistance voting their shares, please contact Myovant’s proxy solicitation agent:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 750-0537
Banks and Brokers may call collect: (212) 750-5833

The information contained herein speaks only as of February 1 6 , 2023 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This Supplement should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which in turn should be read in its entirety, along with periodic reports and other information Myovant files with the U.S. Securities and Exchange Commission. To the extent that information herein differs from or updates information contained in the Definitive Proxy Statement, the information contained herein supersedes the information contained in the Definitive Proxy Statement.

As previously disclosed in the Definitive Proxy Statement, two lawsuits against Myovant and each member of the Myovant Board were filed between December 8, 2022 and January 23, 2023. One additional lawsuit was filed on January 24, 2023 captioned Dean Drulias v. Myovant Sciences Ltd., et al., Case No. CGC-23-604211 (the “Drulias Lawsuit” and, collectively with the two lawsuits previously disclosed in the Definitive Proxy Statement, the “Shareholder Litigation”). Additionally, on December 13, 2022, December 14, 2022, December 16, 2022 (two demand letters), December 19, 2022, January 17, 2023, February 2, 2023, February 3, 2023 (two demand letters) , February 8, 2023 and February 15, 2023 , 1 1 purported Myovant shareholders sent demand letters or draft complaints alleging deficiencies similar to the Shareholder Litigation in the disclosures in the Preliminary Proxy Statement and/or the Definitive Proxy Statement, as applicable, in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 thereunder (such letters or draft complaints, the “Demand Letters” and collectively with the Shareholder Litigation, the “Litigation Matters”).

Myovant believes that the claims asserted in the Litigation Matters are without merit and that no additional disclosures were or are required under applicable laws. However, in order to moot certain of plaintiffs’ disclosure claims in the Litigation Matters, avoid the risk of the Litigation Matters delaying or adversely affecting the Merger and minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, Myovant has determined to voluntarily make the following supplemental disclosures to the Definitive Proxy Statement, as described in this Supplement.

Furthermore, on February 1 6 , 2023, Myovant and the other defendants in the Drulias Lawsuit entered into a memorandum of understanding (the “MOU”) with the plaintiff to settle the Drulias Lawsuit, subject to certain conditions. The MOU contemplates a release and settlement by the plaintiff in the Drulias Lawsuit of all claims against Myovant, the members of Myovant’s board of directors, Myovant Sciences, Inc., Sumitovant and Sumitovant Biopharma Inc. (the “Defendants”), and their respective present, former and future owners, officers, directors, agents, affiliates, parent corporations (including all present, former, and future owners, officers, directors, and agents), subsidiaries (including all present, former, and future owners, officers, directors, and agents), insurers, attorneys, representatives, investment bankers, employees and former employees in connection with the Merger. In exchange for this release and settlement, Myovant has agreed to supplement the Definitive Proxy Statement as described below. The Defendants vigorously deny the allegations in the Drulias Lawsuit and entered into the MOU solely to eliminate the burden and expense of further litigation, and to avoid any possible delay in the consummation of the Merger. Nothing in this Supplement or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Myovant specifically denies all allegations that any additional disclosure was or is required.

These supplemental disclosures will not change the per share merger consideration to be paid to Myovant shareholders in connection with the Merger or the timing of the Special General Meeting scheduled to be held on March 1, 2023, at 10:00 a.m., United Kingdom local time, at the offices of Vistra UK Limited, 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom. The Special Committee and the Myovant Board, acting upon the unanimous recommendation of the Special Committee, each continues to recommend that you vote “FOR” the proposals to be voted on at the Special General Meeting described in the Definitive Proxy Statement.

All page references are to the Definitive Proxy Statement and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. New text within restated language from the Definitive Proxy Statement is indicated in bold, underlined text (e.g., bold, underlined text) and removed language within the restated language from the Definitive Proxy Statement is indicated in strikethrough text (e.g., ~~strikethrough text~~), as applicable.

The disclosure on pages 23 through 34 of the Definitive Proxy Statement in the section entitled “Special Factors—Background of the Merger” is hereby supplemented by revising the first full paragraph on page 26 of the Definitive Proxy Statement as follows:

On April 29, 2022, the Special Committee and Myovant executed an engagement letter for Goldman Sachs to serve as financial advisor to the Special Committee. The Special Committee’s decision to engage Goldman Sachs was based on, among other things, Goldman Sachs’ qualifications, experience and reputation, including Goldman Sachs’ extensive experience in the pharmaceutical and biotechnology industries, and the Special Committee’s determination, based on disclosures provided by Goldman Sachs on April 23, 2022 with respect to any material relationships with either Sumitovant or SMP, that Goldman Sachs did not have any material conflicts. Such disclosures stated that none of Goldman Sachs’ Investment Banking Division, Merchant Banking Division or any of the funds that are managed by either of these divisions have any direct debt, equity, equity or credit derivatives or convertible instruments in Myovant, Sumitovant, Sumitomo or any of their respective majority-owned subsidiaries.

The disclosure on pages 23 through 34 of the Definitive Proxy Statement in the section entitled “Special Factors—Background of the Merger” is hereby supplemented by revising the third full paragraph on page 27 of the Definitive Proxy Statement as follows:

On August 2, 2022, Mr. Guinan, on behalf of the Special Committee, circulated to Myovant’s senior management a memorandum regarding certain guidelines for management in connection with the potential receipt of a proposal from Sumitovant and SMP, including guidelines with respect to the confidentiality of the Special Committee process and any interactions between Myovant’s senior management and Sumitovant and/or SMP in connection with a possible transaction. These guidelines related to (i) maintaining confidentiality of the Special Committee’s process and interactions with its advisors and management, (ii) obtaining the approval of the Special Committee prior to informing Myovant employees that Myovant was considering a potential transaction, (iii) ensuring that interactions with Sumitovant or its representatives with respect to a potential transaction were conducted by or under the direction of the Special Committee, with members of senior management participating only to the extent requested by the Special Committee, (iv) promptly informing the Special Committee of any proposal or inquiry made to it by Sumitovant or its representatives with respect to a potential transaction or other alternative transactions, or with respect to any arrangements relating to the employment, retention, severance or compensation of management and (v) unless authorized by the Special Committee, not engaging in substantive discussions with Sumitovant or its representatives, including, for the avoidance of doubt, discussions relating to management retention, severance, employment or compensation or a potential transaction or any alternative transaction. Thereafter, senior management acknowledged that they would comply with the guidelines set forth in the memorandum.

The disclosure on pages 23 through 34 of the Definitive Proxy Statement in the section entitled “Special Factors—Background of the Merger” is hereby supplemented by revising the seventh full paragraph on page 27 of the Definitive Proxy Statement as follows:

On August 22, 2022, the Special Committee held a meeting by videoconference, with representatives of Goldman Sachs and Skadden in attendance. Representatives of Goldman Sachs updated the Special Committee on communications with representatives of J.P. Morgan regarding Sumitovant’s evaluation of whether to pursue a possible transaction, including with respect to due diligence information. Representatives of Goldman Sachs noted that representatives of J.P. Morgan had indicated that Sumitovant was continuing its internal process to review and evaluate whether to make a proposal for a transaction with Myovant but did not expect that such internal evaluation process would be concluded prior to early September. The Special Committee members also determined to authorize the representatives of Goldman Sachs to share a presentation with representatives of J.P. Morgan that included information about a proposed cardiovascular outcomes study that was being planned by Myovant and the potential positive impact that such a study could have on Myovant’s future market share and prospects. Representatives of Goldman Sachs also reviewed the Revised Projections as well as certain sensitivity analyses prepared by Goldman Sachs as requested by the Special Committee at the August 12 meeting, and recent changes in market conditions and the trading price of Myovant common shares and the potential impact that such changes could have on a stock price premium analysis. The Special Committee instructed representatives of Goldman Sachs to use the Revised Projections prepared by Myovant’s management in Goldman Sachs’ analyses. Representatives of Skadden reviewed legal matters, including an overview of certain terms typically included in merger agreements involving a minority buyout of a public company by a majority shareholder. The Special Committee also discussed with representatives of Goldman Sachs and Skadden the possibility of conducting outreach to potential third parties other than Sumitovant in advance of receiving a proposal from Sumitovant, during which discussion the Special Committee considered, among other things, the risk that Sumitovant and SMP would be unwilling to support a sale of Myovant to a third party which could make any outreach futile, the likelihood that few parties other than one of Myovant’s current commercial partners would be interested in a transaction and the potential negative impact on Myovant and its relationships with third parties if such outreach were to become known, that the Special Committee could determine to reach out to third parties at a later time, and the expectation that any merger agreement that might ultimately be entered into with Sumitovant would be expected to allow the Special Committee to consider unsolicited inbound acquisition proposals that might be made. Following discussion, the Special Committee determined not to reach out to third parties at that time.

The disclosure on pages 23 through 34 of the Definitive Proxy Statement in the section entitled “Special Factors—Background of the Merger” is hereby supplemented by revising the second full paragraph on page 28 of the Definitive Proxy Statement as follows:

Also on September 15, 2022, the Myovant Board held a regularly scheduled in person meeting, with management in attendance (with certain participants in attendance by videoconference). During the meeting, management presented to the Myovant Board a financial update based on year-to-date results, which included a commercial performance update for ORGOVYX®, an update on projected fiscal year 2022 ORGOVYX® revenues, which were likely to be lower than reflected in the projections for fiscal year 2022 ORGOVYX® revenues previously provided by management to the Myovant Board, and a commercial performance update for MYFEMBREE®.

The disclosure on pages 23 through 34 of the Definitive Proxy Statement in the section entitled “Special Factors—Background of the Merger” is hereby supplemented by revising the fifth full paragraph on page 29 of the Definitive Proxy Statement as follows:

On October 3, 2022, the Special Committee held a meeting by videoconference, with representatives of Goldman Sachs and Skadden in attendance. At the request of the Special Committee, representatives of Goldman Sachs provided an update on the trading in Myovant’s common shares following the public announcement of Sumitovant’s and SMP’s proposal and discussed certain potential next steps with respect to Sumitovant’s and SMP’s proposal, including that the Special Committee not affirmatively reach out to Sumitovant prior to receiving a response from Sumitovant to the message delivered by representatives of Goldman Sachs to representatives of J.P. Morgan that the Special Committee had determined not to engage with Sumitovant on its further due diligence or negotiation of the draft Merger Agreement in the absence of a proposal with a significantly higher price.

The disclosure on pages 23 through 34 of the Definitive Proxy Statement in the section entitled “Special Factors—Background of the Merger” is hereby supplemented by revising the sixth full paragraph on page 29 of the Definitive Proxy Statement as follows:

On October 4, 2022, the Special Committee held a meeting by videoconference, with representatives of Goldman Sachs and Skadden in attendance. At the request of the Special Committee, representatives of Goldman Sachs provided an update on the trading in Myovant’s common shares following the public announcement of Sumitovant’s and SMP’s proposal, noting the changes in share price and volume from the prior day’s trading. Representatives of Goldman Sachs also discussed certain investor communications that had occurred since October 3. The Special Committee discussed with its advisors potential next steps with respect to Sumitovant and SMP under different scenarios depending on how Sumitovant would respond to the message delivered by representatives of Goldman Sachs to representatives of J.P. Morgan.

The disclosure on pages 23 through 34 of the Definitive Proxy Statement in the section entitled “Special Factors—Background of the Merger” is hereby supplemented by revising the seventh full paragraph on page 30 of the Definitive Proxy Statement as follows:

Also on October 11, 2022, Company A informed representatives of Goldman Sachs that after carefully considering the opportunity for a potential transaction with Myovant and discussing the opportunity internally, Company A had determined that it would not submit a proposal for a transaction with Myovant. Thereafter, representatives of Goldman Sachs informed the Chairman of the Special Committee of this fact. Myovant was not requested to, and did not, enter into any other non-disclosure or confidentiality agreement with Company A or any other third party other than the Nondisclosure and Common Interest Agreement with Sumitovant in connection with a possible transaction involving an acquisition of Myovant.

The disclosure on pages 23 through 34 of the Definitive Proxy Statement in the section entitled “Special Factors—Background of the Merger” is hereby supplemented by revising the third full paragraph on page 31 of the Definitive Proxy Statement as follows:

On October 19, 2022, Ms. Potter, Mr. Guinan and representatives of Skadden and Sullivan & Cromwell had a call to discuss most of the remaining open issues, apart from the price per share payable as merger consideration, with respect to the Merger Agreement and the Sumitovant Voting Agreement, including, among other things, regarding (i) certain compensation and benefits matters, including with respect to employee retention and severance protections, (ii) post-Closing employee compensation and benefits matters for employees generally, including the payment of annual bonuses for fiscal year 2022, and (iii) the amount of the termination fee payable in the event of certain terminations of the Merger Agreement. The amount of the price per share payable in the Merger and the size of the proposed termination fee remained unresolved following the October 19 call.

The disclosure on pages 23 through 34 of the Definitive Proxy Statement in the section entitled “Special Factors—Background of the Merger” is hereby supplemented by revising the second full paragraph on page 32 of the Definitive Proxy Statement as follows:

Following receipt of Sumitovant’s and SMP’s updated proposal on October 21, 2022, the Special Committee met again by videoconference, with representatives of Goldman Sachs and Skadden in attendance. Representatives of Goldman Sachs informed the Special Committee of Sumitovant’s and SMP’s latest proposal to acquire the outstanding shares of Myovant not already owned by Sumitovant for $26.25 per share, and that representatives of J.P. Morgan indicated that Sumitovant and SMP had limited ability to increase their offer price above $26.25 per share. The Special Committee then discussed, together with representatives of Goldman Sachs and Skadden, Sumitovant’s and SMP’s revised proposal in the context of Goldman Sachs’ financial analyses, ~~and~~ the underlying assumptions, the premia represented by the proposal relative to recent market prices for the Myovant common shares and to Sumitovant’s prior proposals, and sell side research analyst perspectives on the price of Myovant common shares. The Special Committee also discussed the revised proposal from Sumitovant in light of the valuation analyses and Revised Projections reviewed by the Special Committee and the Special Committee’s prior discussions. At the request of the Special Committee, Mr. Marek joined the meeting to provide management’s perspectives on the proposal, following which he exited the meeting. Following discussion, the Special Committee, for purposes of negotiation, authorized representatives of Goldman Sachs to inform representatives of J.P. Morgan, among other things, of the request for a higher offer price approaching $30.00 per share and that further negotiation of price, if any, should be communicated between Mr. Guinan and Ms. Potter directly. Shortly after the Special Committee meeting, representatives of Goldman Sachs relayed this message as instructed by the Special Committee to representatives of J.P. Morgan.

The disclosure on pages 43 through 48 of the Definitive Proxy Statement in the section entitled “Special Factors—Opinion of Financial Advisor to the Special Committee” is hereby supplemented by revising the last paragraph on page 44 of the Definitive Proxy Statement through the last paragraph on page 45 of the Definitive Proxy Statement as follows:

Illustrative Discounted Cash Flow Analysis. Using the Revised Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Myovant. Using a mid-year convention and discount rates ranging from 12.0% to 14.0%, reflecting estimates of Myovant’s weighted average cost of capital (“WACC”), Goldman Sachs discounted to present value as of June 30, 2022 (i) estimates of unlevered free cash flow for Myovant for the second, third and fourth quarters of fiscal year 2022 and the fiscal year ending March 31, 2024 (“fiscal year 2023”) through the fiscal year ending March 31, 2037 (“fiscal year 2036”) as reflected in the Revised Projections and (ii) a range of illustrative terminal values for Myovant, which were calculated by applying perpetuity growth rates ranging from (60.0%) to (100.0%) to a terminal year estimate of the free cash flow of $996 million to be generated by Myovant, as reflected in the Revised Projections. Utilizing its professional judgment and experience, Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Myovant’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Myovant, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Revised Projections and market expectations regarding long-term real growth of gross domestic product and inflation. In addition, using a discount rate of 13.0%, reflecting an estimate of Myovant’s WACC, Goldman Sachs discounted to present value as of June 30, 2022 the estimated benefits of Myovant’s net operating losses (“NOLs”) of $1,027 million for fiscal year 2023 through fiscal year 2036, as reflected in the Revised Projections. Goldman Sachs derived a range of illustrative enterprise values for Myovant by adding the ranges of present values it derived as described above and reflecting Myovant’s net cash balance of $0 as of June 30, 2022. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Myovant as of October 20, 2022 (107.78 million shares), as provided by the management of Myovant and approved for Goldman Sachs’ use by the Special Committee, to derive a range of illustrative present values per Myovant common share ranging from $25.59 to $30.74.

Premia Analyses. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia in three acquisition transactions announced during the time period from January 1, 2012 through October 21, 2022, involving a public company in the biopharmaceutical industry as the target in a minority squeeze out transaction where the disclosed enterprise value for the transaction was over $500 million. For the entire period, using publicly available information, Goldman Sachs calculated the median premium of the final price paid in the selected transactions relative to the target’s last undisturbed closing stock price prior to public announcement of the initial bid of the acquirer. This analysis indicated a high, median and low premium, rounded to the nearest tenth, of 102.6%, 59.5% and 41.1%, respectively, across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 41.1% to 102.6% to the undisturbed closing price per Myovant common share of $17.96 as of September 30, 2022, and calculated a range of implied equity values per Myovant common share of $25.34 to $36.39. The following table presents the analyzed transactions:

Announcement Date	Target	Acquiror	Enterprise Value ($mm)	Final Bid	1-Day Premium(1)
November 12, 2020	Urovant Sciences Ltd.	Sumitovant Biopharma Ltd.	$ 681.0	$ 16.25	102.6%
October 5, 2020	Eidos Therapeutics, Inc.	BridgeBio Pharma, Inc.	1,651.6	73.26	41.1%
August 31, 2020	Akcea Therapeutics, Inc.	Ionis Pharmaceuticals, Inc.	500.0	18.15	59.5%

(1)
Based on the undisturbed stock price prior to the transaction announcement; Eidos Therapeutics, Inc. / BridgeBio Pharma, Inc. final offer premia was based on the undisturbed stock price of $51.92 prior to the final offer due to the length of the negotiation process.

Goldman Sachs also reviewed and analyzed, using publicly available information, the acquisition premia in six acquisition transactions announced during the time period from January 1, 2012 through October 21, 2022, involving a public company as the target in a minority squeeze out transaction where the disclosed enterprise value for the transaction was over $1 billion, which selected transactions excluded real estate transactions and transactions with stock consideration. For the entire period, using publicly available information, Goldman Sachs calculated the median premium of the final price paid in the selected transactions relative to the target’s last undisturbed closing stock price prior to public announcement of the initial bid of the acquirer. This analysis indicated a high, median and low premium, rounded to the nearest tenth, of 45.3%, 37.4% and 15.2%, respectively, across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 15% to 45% to the undisturbed closing price per Myovant common share of $17.96 as of September 30, 2022, and calculated a range of implied equity values per Myovant common share of $20.65 to $26.04. The following table presents the analyzed transactions:

Announcement Date	Target	Acquiror	Enterprise Value ($mm)	Final Bid	1-Day Premium[1]
October 5, 2020	Eidos Therapeutics, Inc.	BridgeBio Pharma, Inc.	$ 1,651.6	$ 73.26	41.1%
February 21, 2020	AVX Corporation	Kyocera Corporation	1,046.1	21.75	44.6%
May 22, 2019	International Speedway Corporation	NASCAR Holdings, Inc.	1,128.4	45.00	15.2%
June 19, 2018	Foundation Medicine, Inc.	Roche Holdings, Inc.	2,260.9	137.00	28.7%
March 1, 2018	AmTrust Financial Services, Inc.	Evergreen Parent L.P.	1,327.5	14.75	45.3%
December 17, 2012	Clearwire Corporation	Sprint Nextel Corporation	3,329.8	2.97	33.8%

(1)
Based on the undisturbed stock price prior to the transaction announcement; Eidos Therapeutics, Inc. / BridgeBio Pharma, Inc. final offer premia was based on the undisturbed stock price of $51.92 prior to the final offer due to the length of the negotiation process.

The disclosure on pages 43 through 48 of the Definitive Proxy Statement in the section entitled “Special Factors—Opinion of Financial Advisor to the Special Committee” is hereby supplemented by revising the fifth paragraph on page 46 of the Definitive Proxy Statement as follows:

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Myovant, Sumitovant, any of their respective affiliates and third parties, including Sumitomo Chemical, the parent company of SMP, and its affiliates or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to the Special Committee in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Myovant and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as Myovant’s financial advisor in connection with the licensing of ORGOVYX® commercialization rights in certain territories in May 2022. During the two-year period ended October 23, 2022, Goldman Sachs has recognized compensation from Myovant for financial advisory and/or underwriting services provided by its Investment Banking Division to Myovant and/or to its affiliates of approximately $5 million. During the two-year period ended October 23, 2022, the Investment Banking Division of Goldman Sachs has not been engaged by Sumitovant or its affiliates to provide financial advisory or underwriting services ~~for which Goldman Sachs has recognized compensation~~. Goldman Sachs may in the future provide financial advisory and/or underwriting services to Myovant, Sumitovant, SMP and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The disclosure on pages 50 and 51 of the Definitive Proxy Statement in the section entitled “Special Factors—Summary of Presentations Provided by J.P. Morgan—September 27 Materials” is hereby supplemented by revising the third full paragraph on page 50 through the first full paragraph on page 51 of the Definitive Proxy Statement as follows:

On September 27, 2022, at Sumitovant’s request, representatives of J.P. Morgan provided Sumitovant with discussion materials (the “September 27 materials”) containing a summary of recent Myovant stock price performance, as well as preliminary financial analyses of the range of illustrative per Myovant common share values implied by Myovant’s 52-week high and low closing share prices, certain precedent minority squeeze-out premiums, Wall Street price targets and a discounted cash follow analysis. The 52-week trading price had ranged from $23.87 (11/03/2021) to $7.78 (05/09/2022). The September 27 materials included a summary of the premiums paid in 19 U.S. all-cash minority squeeze-out transactions announced between March 2010 and June 2022. The transactions analyzed were:

Date	Target	Acquiror	Deal value ($mm)
06/21/22	Convey Health Solutions Holdings	TPG Capital LP	$163
06/02/22	Sprague Resources LP	Brookfield Asset Management / Hartree Partners	$127
05/25/22	StoneMor Partners LP	Axar Capital Management LP	$109
11/09/21	Independence Holding Co.	Geneve Corp.	$335
08/24/21	Santander Consumer USA	Banco Santander SA / Santander Holdings USA	$2,530
03/08/21	Immunovant Inc.	Roivant Sciences Ltd.	-
11/12/20	Urovant Sciences Ltd.	Sumitovant Biopharma, Inc.	$217
08/31/20	Akcea Therapeutics	Ionis Pharmaceuticals	$536
08/19/20	Hudson Ltd.	Dufry AG	$311
02/21/20	AVX Corp.	Kyocera Corp.	$1,046
05/09/19	EMC Insurance Group Inc.	Employers Mutual Casualty Co.	$371
06/19/18	Foundation Medicine Inc.	Roche Holdings AG	$2,257
09/06/16	Federal-Mogul Holdings Corp.	Icahn Enterprises L.P.	$305
07/26/16	National Interstate Corp.	American Financial Group Inc.	$315
03/09/16	Crown Media Holdings Inc.	Hallmark Cards Inc.	$176
09/16/13	Cornerstone Therapeutics Inc.	Chiesi Farmaceutici S.p.A	$265
03/01/13	Sauer-Danfoss Inc.	Danfoss A/S	$690
04/21/11	CNA Surety Corporation	CNA Financial Corporation	$466
03/21/10	CNX Gas Corp.	CONSOL Energy Inc.	$967

The median and average premium paid relative to the undisturbed price one day prior to first public offer in these transactions were 47.2% and 54.8%, respectively. Applying premiums of 20% and 65%, which such premiums were selected by J.P. Morgan using its professional judgment and experience in connection with minority squeeze-out transactions, against the then current market price of $16.82, implied a premiums paid range of $20.00 to $28.00 (rounded to the nearest $0.50). The September 27 materials also showed that, in the precedent minority squeeze-out transactions, an acquiror increased its final offer an average of 15.6% above its initial offer. The discounted cash flow analysis prepared based on the Sumitovant management projections indicated an illustrative range per Myovant common share of $22.50 (using a 12.25% discount rate) to $29.50 (using an 8.25% discount rate) (rounded to the nearest $0.50). The discount rates were selected by J.P. Morgan based upon an analysis of the weighted average cost of capital of Myovant, derived using the capital asset pricing model and J.P. Morgan’s professional judgment and experience.

The disclosure on pages 51 and 52 of the Definitive Proxy Statement in the section entitled “Special Factors—Summary of Presentations Provided by J.P. Morgan—October 23 Materials” is hereby supplemented by revising the third full paragraph starting on page 51 of the Definitive Proxy Statement as follows:

On October 23, 2022, at Sumitovant’s request, representatives of J.P. Morgan provided Sumitovant with discussion materials (the “October 23 materials”) containing a summary of recent Myovant stock price performance, certain precedent minority squeeze-out premiums, and an illustrative final proposal value per Myovant common share of $27.00. The undisturbed price was $17.96 (09/30/2022), the undisturbed calendar year high was $20.44 (09/12/2022) and the undisturbed 52-week high was $23.87 (11/03/2021). The October 23 materials included a summary of the premiums paid in 19 U.S. all-cash minority squeeze-out transactions announced between March 2010 and June 2022. The transactions analyzed were:

Date	Target	Acquiror	Deal value ($mm)
06/21/22	Convey Health Solutions Holdings	TPG Capital LP	$163
06/02/22	Sprague Resources LP	Brookfield Asset Management / Hartree Partners	$127
05/25/22	StoneMor Partners LP	Axar Capital Management LP	$109
11/09/21	Independence Holding Co.	Geneve Corp.	$335
08/24/21	Santander Consumer USA	Banco Santander SA / Santander Holdings USA	$2,530
03/08/21	Immunovant Inc.	Roivant Sciences Ltd.	-
11/12/20	Urovant Sciences Ltd.	Sumitovant Biopharma, Inc.	$217
08/31/20	Akcea Therapeutics	Ionis Pharmaceuticals	$536
08/19/20	Hudson Ltd.	Dufry AG	$311
02/21/20	AVX Corp.	Kyocera Corp.	$1,046
05/09/19	EMC Insurance Group Inc.	Employers Mutual Casualty Co.	$371
06/19/18	Foundation Medicine Inc.	Roche Holdings AG	$2,257
09/06/16	Federal-Mogul Holdings Corp.	Icahn Enterprises L.P.	$305
07/26/16	National Interstate Corp.	American Financial Group Inc.	$315
03/09/16	Crown Media Holdings Inc.	Hallmark Cards Inc.	$176
09/16/13	Cornerstone Therapeutics Inc.	Chiesi Farmaceutici S.p.A	$265
03/01/13	Sauer-Danfoss Inc.	Danfoss A/S	$690
04/21/11	CNA Surety Corporation	CNA Financial Corporation	$466
03/21/10	CNX Gas Corp.	CONSOL Energy Inc.	$967

The disclosure on pages 79 through 80 of the Definitive Proxy Statement in the section entitled “Special Factors—Litigation Relating to the Merger” is hereby supplemented following the sixth full paragraph on page 79 of the Definitive Proxy Statement as follows:

On January 24, 2023, a purported shareholder of Myovant filed a lawsuit against Myovant, each member of the Myovant Board, Myovant Sciences, Inc., Sumitovant and Sumitovant Biopharma, Inc. in the Superior Court of the State of California in and for the County of San Francisco, captioned Dean Drulias v. Myovant Sciences Ltd., et al., Case No. CGC-23-604211. This complaint alleges that, among other things, Myovant and each member of the Myovant Board violated California Corporations Code § 25401 and also makes claims against all defendants for intentional misrepresentation, fraud and concealment and for negligent misrepresentation and concealment under California common law, in each case, by omitting or misrepresenting certain allegedly material information in the proxy statement. This complaint seeks, among other things, (i) injunctive relief preventing the shareholder vote, consummation of the proposed transaction and requiring disclosure of additional information in the proxy statement and (ii) interest, plaintiff’s attorneys’ and experts’ fees and other costs in an amount to be determined. On February 1 6 , 2023, Myovant and the other defendants in the Drulias lawsuit entered into a memorandum of understanding (the “MOU”) with the plaintiff to settle the Drulias lawsuit, subject to certain conditions. Myovant and the other defendants vigorously deny the allegations in the Drulias lawsuit and entered into the MOU solely to eliminate the burden and expense of further litigation, and to avoid any possible delay in the consummation of the Merger. The defendants continue to believe the claims asserted in this complaint are without merit.

Other potential plaintiffs may also file additional lawsuits challenging the Merger. The outcome of the Schiffenbauer and Halberstam actions and any additional future litigation is uncertain. Such litigation, if not resolved, could prevent or delay completion of the Merger and result in substantial costs to Myovant, including any costs associated with the indemnification of directors and officers. One of the conditions to the completion of the Merger is the absence of any law or order from a governmental entity (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect Myovant’s business, financial condition, results of operations and cash flows.

The disclosure on pages 88 through 89 of the Definitive Proxy Statement in the section entitled “The Merger Agreement—Treatment of Myovant Equity Awards” is hereby supplemented by revising the second full paragraph on page 89 of the Definitive Proxy Statement as follows:

On October 26, 2022, certain Myovant RSUs were granted to non-executive directors (other than Dr. Nishinaka) in lieu of the regular and automatic annual grant of stock options that would have otherwise been made to such non-executive directors on October 21, 2022 pursuant to the Non-Executive Director Compensation Plan ~~that otherwise would have been granted to such non-executive directors~~. The grant date fair market value of the annual grant of stock options that the non-executive directors would have received under the Non-Executive Director Compensation Plan and the grant date fair market value of the replacement Myovant RSUs granted on October 26, 2022 were both equal to $266,200 per such non-executive director. These Myovant RSUs shall (x) vest in full on the earlier to occur of (i) October 26, 2023 and (ii) the date that is one day prior to Myovant’s 2023 annual shareholder meeting, subject in each case to such non-executive director providing continuous service to Myovant through such date, or (y) to the extent the Myovant RSUs have not vested as of the effective time, vest pro rata based on the number of days such non-executive director has served since October 26, 2022. The vested Myovant RSUs shall be cancelled in exchange for the Myovant RSU consideration as set forth above, and the unvested Myovant RSUs shall be cancelled without payment as of the effective time.

Cautionary Statement Regarding Forward-Looking Statements

This Supplement contains forward-looking statements, including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect the Company’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Forward-looking statements in this Supplement include statements regarding the proposed transaction, including the timing of the Special General Meeting and the timing of the closing of the proposed transaction. Factors that could cause actual results of the Company to differ materially from those contemplated or implied by the statements in this Supplement include negative effects from the pendency of the proposed transaction; the risk that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Myovant’s operations into those of Sumitovant; such integration may be more difficult, time consuming or costly than expected; the risk that required Company shareholder approvals of the proposed transaction will not be obtained or that such approvals will be delayed or conditioned beyond current expectations; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; uncertainty as to the timing of completion of the proposed transaction; potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the pendency or completion of the proposed transaction; litigation relating to the proposed transaction that has been or could be instituted against Myovant, Sumitovant or their respective directors or officers, including the effects of any outcomes related thereto; possible disruptions from the proposed transaction that could harm Myovant’s or Sumitovant’s business, including current plans and operations; failure to realize contemplated benefits from the proposed transaction; and incurrence of significant costs in connection with the proposed transaction. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in the Company’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this Supplement are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. These risks are not exhaustive. New risk factors emerge from time to time and it is not possible for the Company’s management to predict all risk factors, nor can the Company assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements in this Supplement, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements.